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                                                                   Exhibit 10.28

                             CONTRACT OF EMPLOYMENT

This Agreement is dated the 9th day of November 2002.

BETWEEN

(1) BOOKHAM TECHNOLOGY PLC whose registered office is at 90 Milton Park, Abingdon, Oxfordshire OX14 4RY (the "Company"); and

(2)    Mr. Liam Nagle.

1.     JOB TITLE AND DUTIES

1.1. You will be employed as Chief Operating Officer reporting to Chief Executive Officer or such other person as the Company may from time to time determine ("your Manager").

1.2. You may however be required to carry out such alternative or additional duties as the Company may require from time to time and you agree that you may be seconded to work for one or more Group Companies at any time.

1.3. You agree to faithfully and diligently perform your duties to the best of your ability and use your best endeavours to promote the interests of the Company and any Group Companies for whom you are required to work.

2.     OUTSIDE INTERESTS

2.1. You agree that during your employment you will not be employed, engaged, interested or concerned in any trade, business, firm, company or organisation without the prior written consent of your Manager. You may, however, hold (directly or through nominees including your spouse, partner or minor children) by way of bona fide personal investment up to 3% of the issued shares, debentures or other securities of any company whose shares are listed on a recognised investment exchange or dealt in the Alternative Investment Market.

2.2. During your employment you will, and will procure that your spouse and minor children will comply with all applicable rules of law, any recognised investment exchange regulations or any Company policy, code or regulations in relation to dealings in shares, debentures or other securities of the Company and any Group Company or relating to any unpublished price sensitive information affecting the securities of the Company, any Group Company or any other company.

3.     FREEDOM TO TAKE UP EMPLOYMENT WITH THE COMPANY

You warrant that any notice period you are required to give or to serve with a previous employer has expired and that, by entering into this contract or performing any of your duties for the Company, you will not be in breach of any other contract, agreement or obligation binding on you.

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4.     PERIOD OF CONTINUOUS EMPLOYMENT:

Your employment will commence on 9 November 2002. Your period of continuous employment will be taken from your start date with Nortel Networks Optical Components.

5.     CONDITIONS OF EMPLOYMENT

5.1.   Your employment with the Company is conditional on:

       (a) receipt by the Company of at least two references in relation to you which the Company considers satisfactory, one of which must be from your last employer; and

       (b) your producing such documentation as the Company may reasonably require to establish your right to work lawfully in the United Kingdom.

5.2. Should you fail to comply with either of these conditions, any offer of employment by the Company may be withdrawn without notice and if already accepted, the Company may terminate your employment (notwithstanding any other term of this Agreement) without notice or a payment in lieu of notice during the first month of employment or thereafter by giving you the minimum period of notice required by statute.

6.     TERM

6.1. Subject to the remainder of this clause, your employment may be terminated by the Company giving to you not less than the longer of:

       (a)    Four months written notice; or

       (b) one week of written notice per complete year of continuous service, up to a maximum notice period of twelve weeks.

6.2. You may terminate your employment at any time by giving to the Company not less than three months notice in writing.

6.3. Notwithstanding any other term of this Agreement, the Company may terminate your employment without notice and without any payment in lieu of notice in the event that you are guilty of gross misconduct, gross negligence or breach a fundamental term of this Agreement.

6.4. The Company may in its absolute discretion choose to terminate your employment immediately at any time and make you a payment in lieu of notice equivalent to your basic salary over any unexpired period of notice due under clause 6 of this Agreement, subject to deductions for income tax, employee's national insurance contributions and other deductions required by law. The Company is not under an obligation to make a payment in lieu of notice and if it fails to do so any claim you have will be for damages and will be subject to your duty to take reasonable steps to mitigate your loss.

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6.5.   The Company's contractual retirement age and your normal retirement age is 60. Your employment will therefore come to an end automatically and without the need for notice on the date of your 60th birthday.

7.     PLACE OF WORK

7.1. Your normal place of work will initially be 90 Milton Park Abingdon, Oxfordshire. OX14 4RY. You agree that the Company may change your normal place of work, temporarily or permanently, to anywhere within the United Kingdom, even if this requires you to relocate your home. If you are required to move your home, the Company will consider relocation assistance.

7.2. You may be required to travel and undertake your duties anywhere in the world, provided that you shall not be required to work outside the United Kingdom for periods in excess of one month at a time.

8.     SALARY

8.1. You will be paid a basic salary at a rate of L 168,500 (One hundred and sixty eight thousand, five hundred pounds) per annum, subject to deductions for income tax, employee's national insurance contributions and any other deductions required or permitted by law. Your salary will accrue on a day-to-day basis and will be payable monthly in arrears on or about the 24th day of each month. Your salary is paid in respect of your duties both for the Company and any other Group Company for whom you are required to work.

9.     RELOCATION ALLOWANCE

You are eligible for relocation at a rate of L 25,000 in accordance with, and subject to, the Company Relocation Policy. Reimbursement of relocation expenses is conditional upon you remaining in The Company's service for at least 24 months after the date of the start of the relocation process. If you leave The Company within 24 months of The Company making the first payment to you under the Company Relocation Policy, you will be required to repay any monies paid to you by The Company and The Company will be entitled to offset any payments due to you on termination against the whole or part of the debt.

The Company agree to cover rented accommodation costs totalling L 1,500 per calendar month until the end of September 2003. This will then be reviewed and a decision taken on Phase two of your relocation costs.

The Company agrees to reimburse flights between the UK and your home in Ireland under the following conditions. The Company will fund 100% of flight costs until 31 December 2002 and 75% of flight costs thereafter until 30 September 2003. A decision will then be taken on Phase two of your relocation costs.

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10.    EXPENSES

You will be reimbursed for all expenses reasonably and properly incurred by you on the business of the Company or the Group provided you produce to the Company such receipts, voucher or other evidence of actual payment of the expenses concerned as the Company may reasonably require from time to time.

11.    PENSION AND OTHER BENEFITS

11.1. BONUS. Subject to the successful achievement by you of the personal objectives set for you by your Manager and the Company's performance against targets, you may, at the absolute discretion of the Board, be awarded a bonus under any bonus scheme which applies to you from time to time. Whether each objective has been successfully achieved, whether to award any bonus to you and the amount of any bonus awarded to you are matters within the absolute discretion of the Board. All of the Company's bonus schemes may be withdrawn or varied from time to time at the discretion of the Board. Your objectives and the Company's targets are likely to vary from year to year. The fact that a bonus is paid in one year is no guarantee that a bonus will be paid in subsequent years. As the bonus is intended to incentivise employees to remain in the employment of the Company, payment of any bonus is conditional on your remaining in the employment of the Company and not having given to the Company or been given by the Company notice to terminate your employment as at the date bonus is payable to you under the scheme rules. Bonuses are subject to deductions for income tax, employee's national insurance contributions and other deductions required by law.

11.2. PENSION. You are entitled to become a member of the Company's money-purchase pension scheme subject to and in accordance with the rules thereof. You may contribute between 2% and 15% of your basic annual salary each year to the scheme. Subject to Inland Revenue rules and the rules of the scheme in force from time to time (which the Company may vary in its discretion), the Company will match your personal contribution to the scheme each year and make an additional Company contribution to the scheme for your benefit equivalent to 3% of your basic annual salary each year provided that the Company's maximum annual contribution to the scheme for your benefit shall be 9% of your basic annual salary. The Company reserves the right to withdraw this benefit at any time or to vary the rules applicable to the scheme or the level of Company contributions to the scheme.

11.3. PRIVATE MEDICAL EXPENSES INSURANCE. The Company shall bear the cost of membership for you, your spouse or partner and children (up to the age of 21 or 25 if in full time education) of a private medical insurance scheme with such reputable medical expenses insurance provider as the Company shall determine from time to time, subject to the Company being able to secure such cover at rates which it determines to be reasonable. The Company reserves the right to withdraw this benefit at any time or to vary the terms or level of cover at any time. This is a benefit in respect of which you will be liable to pay income tax.

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11.4.  LIFE ASSURANCE. The Company shall bear the cost of membership of an
       Inland Revenue approved life assurance scheme for you, subject to and in accordance with the rules and terms of such life assurance scheme as may be in force from time to time. This scheme provides benefits on death in service of 4 times your basic annual salary, which is paid in accordance with the rules of the scheme in force. The Company reserves the right to withdraw this benefit at any time or to vary the terms or level of cover at any time.

12.    HOURS OF WORK

12.1. Your normal office hours are 9.00am to 5.30pm Monday to Friday, with a lunch break each working day of half an hour. The Company may require you to work such additional hours as the Company may determine to be necessary for the proper and efficient performance of your duties. You shall not be entitled to any overtime or other payments in relation to such additional hours. You agree that the limit on average weekly working time set out in Regulation 4(1) of the Working Time Regulations 1998 will not apply to you, although you may withdraw your consent on giving the Company three months prior written notice.

12.2. The Company reserves the right to require you to work shifts, to change your shift pattern or to take you off shifts altogether provided that the Company agrees to give you not less than one months' notice of such changes to your normal hours of work.

13.    HOLIDAYS

13.1.  The Company's holiday year runs from 1 January to 31 December.

13.2. You are entitled to 25 days paid holiday entitlement in each holiday year in addition to English public holidays. You are required to save three days holiday each year which shall be taken by you on such days over the Christmas period as the Company may determine, unless you are notified otherwise by the Board in any year.

13.3. All holiday must be taken at times authorised by your Manager at least two weeks in advance. For the avoidance of doubt Regulations 15(1) to 15(4) of the Working Time Regulations 1998 (dealing with dates when leave is taken) will not apply to your employment.

13.4. You may not, save with the prior permission of your Manager, carry forward any unused part of your holiday entitlement for a given holiday year into the subsequent holiday year.

13.5. For the holiday year during which your employment commences or terminates, your holiday entitlement will be calculated on a pro rata basis according to the number of weeks of completed service in such year.

13.6. On the termination of your employment with the Company, the Company may at its discretion:

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       (a)    require you to take, during your notice period, any or all holiday entitlement which will have accrued to you by the date on which your employment terminates; or

       (b) pay you in lieu of your accrued but unused holiday entitlement, save that, if you are dismissed summarily for gross misconduct, the Company shall be under no obligation to pay you in respect of accrued but untaken holiday entitlement in excess of any minimum holiday entitlement required by law. All pay in lieu of holiday entitlement will be subject to deductions for income tax, employee's national insurance contributions and other deductions required by law; or

       (c) deduct an amount equal to salary paid to you in respect of holiday taken by you but not accrued by the date on which your employment terminates from any salary or payment in lieu of notice due to you or, in the event that this is insufficient, require you to repay such an amount to the Company.

14.    DEDUCTIONS FROM WAGES

Without prejudice to any other rights open to the Company, you agree that the Company may deduct from any wages due to you, (including Company sick pay and any payment in lieu of notice or holiday entitlement) sums representing the value of any Company property lost by you; the cost of repairing any Company property damaged by you or damaged as a consequence of negligence on your part; the amount of any outstanding loans or advances made to you by the Company; any other sums owing from you to the Company; where you have been unable to perform your duties under this Agreement due to an accident caused by a third party, an amount equal to the amount of any damages you recover from a third party in respect of that accident capped at an amount equal to the salary and benefits you have received from the Company in respect of any period of absence to which the damages relate; any overpayment of salary or expenses or payment made to you by mistake or through misrepresentation; and any other sums authorised to be deducted by Section 13 of the Employment Rights Act 1996.

15.    DATA PROTECTION

In order to keep and maintain any records relating to your employment under this Agreement, it will be necessary for the Company to record, keep and process personal data relating to you on computer and in hard copy form. (Examples of personal data include details of your disciplinary record, any grievances raised by you and the contents of your personnel file, together with any sensitive personal data held by the Company such as your religious beliefs, your ethnic or racial origin and information relating to any physical disability or pregnancy). Further in order to pay your salary and offer you the other benefits to which you may be entitled, the Company may also need to obtain from you details of your bank account and other financial information. To the extent that it is reasonably necessary in connection with your employment and the Company's responsibilities as an employer, this data may be disclosed to others, including other employees of the Company or any Group Company, the Company's professional advisers, the Inland Revenue or other taxation authority, the police and other regulatory authorities. You hereby consent to the recording, processing, use and disclosure by the Company of personal data relating to you as set out above, including the recording, processing, use and disclosure of your

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sensitive personal data to the extent required by reason of your employment or by law and the transmission of such data within or outside the European Union.

16.    SICKNESS OR INJURY

16.1. If you are absent from work due to sickness, injury or accident you must notify the Company as soon as possible and in any event before 10.00 am on the first working day of absence.

16.2. If you are absent from work for less than 7 days you must complete a self-certification form setting out the nature of your illness or incapacity on your return to work. If your absence continues for more than 7 days you will, on the eighth day of such absence, submit a doctor's certificate to the Company and continue to submit promptly to the Company doctor's certificates covering any further period of absence.

16.3. Provided you comply with the notification and certification procedure set out above, the Company will pay you during such absence the Company will pay your normal basic salary for up to one consecutive calendar month of absence in a calendar year, and then pay you half your normal basic salary for up to two further consecutive calendar months during a calendar year.

       Thereafter, any Company sick pay is entirely at the discretion of the Company, provided that you shall be entitled to statutory sick pay in accordance with the rules of the statutory sick pay scheme, subject to the Company's right to terminate your employment under this Agreement.

16.4. Failure to comply with the certification requirements set out above may result in your forfeiting your entitlement to be paid during periods of absence and in your facing disciplinary action.

16.5. Any Company sick pay shall include any statutory sick pay payable to you under the prevailing rules of the statutory sick pay scheme. The Company may deduct from Company sick pay an amount or amounts equal to any state benefit to which you are entitled or any payments made to you or for which you are eligible under any permanent health insurance scheme.

16.6. The Company reserves the right to require you to undergo a medical examination by the Company's doctor or an independent medical practitioner at any time during a period of absence. You agree that the doctor or independent medical practitioner may disclose to the Company the results of the examination and discuss with the Company and its professional advisers any matters arising from the examination as might impair you from properly discharging your duties. You also authorise your own doctor to provide the Company's doctor and/or independent medical practitioner with any relevant extracts from your medical notes.

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17.    CONFIDENTIALITY

17.1. During the course of your employment you will have access to and become aware of information which is confidential to the Company. You undertake that you will not, save in the proper performance of your duties for the Company, disclose to any person, firm, company or organisation or use (whether for your own benefit or for the benefit of any person, firm, company or organisation) any of the trade secrets or other confidential information of or relating to (a) the Company; (b) any Group Company; (c) any client or customer of the Company; (d) any person, firm, company or organisation with whom or which the Company is involved in any kind of business venture or partnership; or (e) any other third party to which the Company or any Group Company owes a duty or confidentiality. Further, you agree use your best endeavours to prevent the unauthorised publication or disclosure of any such trade secrets or confidential information.

17.2. The restriction in clause 17.1 shall continue to apply after the termination of your employment without limit in point of time, but shall cease to apply to information ordered to be disclosed by a Court or Tribunal of competent jurisdiction or to information which becomes available to the public generally (other than by reason of your breaching this clause). Nothing in this clause 17 will prevent you making a "protected disclosure" within the meaning of the Public Interest Disclosure Act 1998.

17.3. For the purposes of this Agreement confidential information shall include, but shall not be limited to:

       (a) corporate and marketing strategy and plans and business development plans;

       (b) budgets, management accounts, bank account details and other confidential financial data;

       (c)    business sales and marketing methods;

       (d) all techniques and processes used in relation to products and services;

       (e) details of products and services being developed, including research and development reports, details of the Company's computer technology, applications and systems, computer code and algorithms developed or used, information relating to proprietary computer hardware or software (including updates) and details of intellectual property solutions;

       (f) methods, procedures and information relating to the operation of its business, including details of salaries, bonuses, commissions and other employment terms applicable;

       (g) the names, addresses and contact details of any customers or Prospective Customers, including customer lists in whatever medium this information is stored and details in relation to the requirements of those customers or the potential requirements of Prospective Customers for any products or services.

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              Without prejudice to the generality of the foregoing, information provided by visitors to and users of any of its web sites,

       (h) the terms of business with its advertisers, customers and suppliers, including any pricing policy adopted and the terms of any partnership, joint venture or other form of commercial co-operation or agreement entered into with any third party;

       (i) software and technical information necessary for the development, maintenance or operation of any of any website and the source and object code of each website; and

       (j) any other information in respect of which it is bound by an obligation of confidence owed to a third party.

17.4. Your undertaking to the Company in clause 17.1 is given to the Company for itself and as trustee for each Group Company.

18.    DELIVERY UP OF THE COMPANY'S PROPERTY

18.1. You may not save in the proper performance of your duties or with the Company's permission, remove any property belonging to the Company or any Group Company, or relating to the affairs of the Company or any Group Company, from the Company's or any Group Company's premises, or make any copies of documents or records relating to the Company's or any Group Company's affairs.

18.2. Upon the Company's request at any time, and in any event on the termination of your employment, you will immediately deliver up to the Company or its authorised representative, any plans, keys, mobile telephone, security passes, credit cards, customer lists, price lists, equipment, documents, records, papers, computer disks, tapes or other computer hardware or software (together with all copies of the same), and all property of whatever nature in your possession or control which belongs to the Company or any Group Company or relates to its or their business affairs. You will at the Company's request furnish the Company with a written statement confirming that you have complied with this obligation.

18.3. If you have any information relating to the Company or the Group or work you have carried out for the Company or any Group Company which is stored on a computer or laptop computer which computer or lap top does not belong to the Company, this must be disclosed to the Company and the Company shall be entitled to down load the information and/or supervise its deletion from the computer or laptop concerned.

19.    COPYRIGHT AND DESIGN RIGHTS

19.1. You will promptly disclose to the Company all works in which copyright or design rights may exist which you make or originate either by yourself or jointly with other people during your employment.

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19.2.  Any copyright work or design created by you in the normal course of your employment or in the course of carrying out duties specifically assigned to you, which relate to the affairs of the Company, shall be the property of the Company whether or not the work was made at the direction of the Company, or was intended for the Company and the copyright in it and the rights in any design shall belong absolutely to the Company throughout all jurisdictions and in all parts of the world, together with all rights of registration, extensions and renewal (where relevant).

19.3. To the extent that such copyright or design rights are not otherwise vested in the Company, you hereby assign the same to the Company, together with all past and future rights to action relating thereto.

19.4. You recognise and accept that the Company may edit, copy, add to, take from, adapt, alter and translate the product of your services in exercising the rights assigned under clause 19.3.

19.5. To the full extent permitted by law, you irrevocably and unconditionally waive any provision of law known as "moral rights" including any moral rights you may otherwise have under sections 77 to 85 inclusive of the Copyright Designs and Patents Act 1988 in relation to the rights referred to at clause 19.2.

19.6. You agree that you will at the Company's request and expense, execute such further documents or deeds and do all things necessary or reasonably required to confirm and substantiate the rights of the Company under this clause 19 and despite the termination of this Agreement for any reason.

19.7. You agree that you will not at any time make use of or exploit the Company's property, trade marks, service marks, documents or materials in which the Company owns the copyright or the design rights for any purpose which has not been authorised by the Company.

20.    INVENTIONS

20.1. It shall be part of your normal duties at all times to consider in what manner and by what new methods or devices, products, services, processes, equipment or systems of the Company and each Group Company might be improved, and promptly to give to the Board full details of any invention, discovery, design, improvement or other matter or work whatsoever in relation thereto ("the Inventions") which you may from time to time make or discover during your employment, and to further the interests of the Company in relation to the same. You hereby acknowledge and agree that the sole ownership of the Inventions and all proprietary rights therein discovered or made by you (whether alone or jointly with others) at any time during your employment shall (subject to any contrary provisions of the Patents Act 1977 and the Copyright Designs and Patents Act 1988 and to any rights of a joint inventor thereof) belong free of charge and exclusively to the Company as it may direct.

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20.2.  All worldwide copyright and design rights in all the Inventions shall be and remain the property of the Company and the provisions of clause 19 above shall apply in relation to the same.

20.3. You agree that you will, at any time during your employment or thereafter, at the Company's expense, do all such acts and things and execute such documents (including without limitation making application for letters patent) as the Company may reasonably request in order to vest effectually any Invention (whether owned by the Company in accordance with this clause 20 or owned by you) and any protection as to ownership or use (in any part of the world) of the same, in the Company or any Group Company, or as the Company may direct, jointly if necessary with any joint inventor thereof, and you hereby irrevocably appoint the Company for these purposes to be your attorney in your name and on your behalf to execute such acts and things and execute any such documents as set out above.

20.4. You agree that you will not knowingly do or omit to do anything which will or may have the result of imperilling any such protection aforesaid or any application for such protection.

21.    GARDEN LEAVE

The Company shall be under no obligation to provide you with work during any period of notice to terminate your employment (or any part thereof), whether given by the Company or by you. During such period the Company may require you:
(a) to carry out different duties from your normal duties, whether or not this occasions a loss of status; (b) to cease carrying out your duties altogether;
(c) not to attend work and may exclude you from any premises of the Company or any Group Company; and/or (d) not to have any business dealings or contact with the Company's employees, suppliers, advertisers, customers, Prospective Customers and agents. You will continue to receive your salary and all contractual benefits provided by your employment. During such period of notice, you may not be engaged or employed by or take up any office in any other company, firm, business or organisation or trade on your own account or enter into any partnership without the prior written permission of the Board.

22.    SUSPENSION

The Company may at any time suspend you on full pay pending the outcome of a disciplinary investigation or for health reasons. Whilst you are suspended, the Company may impose the same conditions as apply to garden leave under clause 21 above.

23.    RESTRICTIONS AFTER TERMINATION OF EMPLOYMENT

23.1. You agree that you will not, without the prior written permission of the Board, during your employment or for a period of 6 months following the termination of your employment (less any period you spend on garden leave pursuant to clause 21), whether on your own behalf or on behalf of any individual, company, firm, business or other organisation, directly or indirectly:

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       (a)    in connection with the carrying on of any business which competes with any business of the Company or any Group Company with which business you were involved in the period of 12 months prior to the termination of your employment, solicit or entice away from the Company or any Group Company the business or custom of any customer or Prospective Customer with whom you had business dealings on behalf of the Company or any Group Company in the course of the period of 12 months prior to the termination of your employment or about which customer or Prospective Customer you are privy to confidential information at the date your employment terminates; or

       (b) in connection with the carrying on of any business which competes with any business of the Company or any Group Company with which business you were involved in the period of 12 months prior to the termination of your employment, have business dealings or contract with any customer or Prospective Customer of the Company or any Group Company with which customer or Prospective Customer you had business dealings on behalf of the Company or any Group Company in the course of the period of 12 months prior to the termination of your employment or about which customer or Prospective Customer you are privy to confidential information at the date your employment terminates; or

       (c) seek to entice away from the Company or any Group Company any person employed or engaged by the Company or any Group Company as or carrying out the functions of a director, vice president, manager or any other person acting in a sales, research and development or technical capacity at the date your employment terminates with whom you had material contact in the period of 12 months prior to the termination of your employment with the Company provided that this restriction shall apply regardless of whether the solicitation involves a breach of contract on the part of the director or employee concerned; or

       (d) employ or engage or offer to employ or engage any person employed or engaged by the Company any Group Company as or carrying out the functions of a director, vice president, manager or any other person acting in a sales, research and development or technical capacity at the date your employment terminates with whom you had dealings in the last 12 months of your employment with the Company provided that this restriction shall apply regardless of whether the employment involves a breach of contract on the part of the director or employee concerned; or

       (e) endeavour to entice away from the Company or in any way seek to affect the terms of business on which the Company deals with any person, firm, company or organisation whom or which supplied goods or services to the Company during the period of 12 months prior to the termination of your employment.

23.2. You agree that you will not, without the prior written permission of the Board, for a period of 6 months following the termination of your employment with the Company (less any period you spend on garden leave pursuant to clause 21), be engaged or employed in the Restricted Area by or otherwise involved or interested in any company, firm, organisation or business which competes in the Restricted Area with any business of the Company or any Group Company with which business you are involved in the last 12 months of your employment under this Agreement. In the event that you serve on the Company a written request for permission to be employed or engaged by any company, firm, organisation or business and the Company refuses to provide its permission, then the Company will pay you at a rate equivalent to one twelfth of your basic annual salary under this Agreement as at the date your employment with the Company terminates for each period of one month following the date on which your employment with the Company terminates during which period you are restricted from commencing such employment or engagement by reason of this clause 23.2 subject to:

       (a) you providing the Company, in any such request made by you, with: the name and address of the company, firm, organisation or business which has offered to employ or engage you; details of the job title and duties associated with the position offered to you by such company, firm, organisation or business; and a copy of any written offer of employment or engagement made to you by such company, firm, organisation or business.

       (b)    you complying in full with the terms of clause 23; and

       (c) the deduction from any sum prima facie due to you under this clause 23.2 of any remuneration, salary, fees or other income earned by you arising from or in relation to any employment or engagement undertaken by you during such period (but not including any income arising from any employment or engagement which you had commenced at least six months prior to the date on which your employment terminates provided that you had permission from your Manager to undertake such employment or engagement pursuant to clause 2.1 of this Agreement).

       The payment due to you will be paid in monthly instalments in arrears within 14 days of you confirming to the Board in writing the amount of remuneration, salary, fees or other income earned by you arising from or in relation to any employment or engagement undertaken by you during the period of one month to which the instalment relates.

23.3. Each of the sub-clauses contained in clause 23 constitutes an entirely separate and independent covenant. If any restriction is held to be invalid or unenforceable by a court of competent jurisdiction, it is intended and understood by the parties that such invalidity or unenforceability will not affect the remaining restrictions or the validity of the rest of the Agreement and that if any such restriction would be valid if some part thereof were deleted, such restrictions shall apply with such modification as may be necessary to make them effective.

23.4. You agree that if you receive an offer of employment, consultancy, directorship or other office or partnership during the continuance in force of any of the above, you will prior to acceptance of an offer, provide the party making the offer with copies of this clause and details of your notice period, the restrictions on your use and disclosure of confidential information and the clauses dealing with copyright and inventions. Further, within 48 hours of receiving the aforementioned offer you will notify the Company of the identity of the party making the offer and the terms of the offer.

23.5.  You acknowledge that:

       (a) each of the restrictions in clause 23 goes no further than is necessary to protect the legitimate business interests of the Company and any Group Company; and

       (b) the Company is entering into this Agreement not only for itself but as trustee for each Group Company and with the intention that the Company and/or any Group Company will be entitled to seek the protection of and enforce each of its restrictions directly against you. If requested to do so by the Company however, you will at any time enter into like restrictions as those contained in this clause 23 (mutatis mutandis) with any other Group Company.

23.6. Nothing in this clause 23 shall prohibit you from holding the investments and interests set out in clause 2.1 above.

23.7.  Following the date your employment terminates, you will not:

       (a) represent yourself as being in any way connected with the business of the Company or any Group Company (except to the extent agreed by such Company):

       (b) represent, promote or advertise or refer to your previous connection with the Company or any Group Company in such a way as to utilise any of their goodwill

       (c) carry on, cause or permit to be carried on any business under or using any name, trade mark, service mark, style, logo, get-up or image which is or has been used by the Company or any Group Company, or which in the reasonable opinion of the Board, is calculated to cause confusion with such a name, trade mark, service mark, style, logo, get-up or image or infer a connection with the Company or any Group Company.

24.    DISCIPLINARY AND GRIEVANCE PROCEDURES

A copy of the Company's disciplinary and grievance procedures are available from Human Resources. These policies do not form part of your contract of employment and may be varied by the Company at any time.

25.    COLLECTIVE AGREEMENTS

There are no collective Agreements which directly affect your terms and conditions of employment.

26.    SECURITY

26.1. All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using Company property or on Company premises will be treated by the Company as work related and are subject to interception, recording and monitoring without further notice. You should not regard any such communications as private.

26.2. Interception, recording and monitoring of communications is intended to protect the Company's business interests, for example, but without limitation, for the purposes of quality control, security of communication and IT systems, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements. Such interception, recording and monitoring will not be undertaken for prurient interest.

26.3. Intercepted communications may be used as evidence in disciplinary or legal proceedings, including in any such action against you.

26.4. By transmitting, undertaking or receiving communication using Company property or on Company premises you consent to the above terms.

27.    ENTIRE AGREEMENT

27.1. This Agreement sets out the entire agreement between the Company and you at the date of this Agreement in relation to your terms and conditions of employment and is in substitution for and supersedes any previous contract of employment between the Company and you, which shall be deemed to have been terminated by mutual consent and without giving rise to claims against the Company. You represent and warrant that you are not entering into this Agreement in reliance on any representation not expressly set out herein.

27.2. The termination of this Agreement howsoever arising shall not affect any of the provisions of this Agreement which are expressed to operate or have effect or are capable of operation or effect after such termination.

28.    NOTICES

Any notice you are required to give under this Agreement should be given by you to your Manager. Any notice the Company is required to give you should be handed to you or delivered or posted by special delivery post to your last notified address. These notices will be deemed to have been given on receipt if handed to you or your Manager, when delivered if delivered or posted to your last notified address.

29.    THIRD PARTIES

This Agreement constitutes an agreement solely between the Company and you and, save where otherwise provided, nothing in this contract confers or purports to confer on a third party any benefit or any right to enforce a term of this contract for the purposes of the Contracts (Rights of Third Parties) Act 1999.

30.    INTERPRETATION

30.1.  Any reference in this Agreement to:

30.2. any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to;

30.3. "Board" shall mean the Board of Directors of the Company from time to time or any person or any committee of the Board duly appointed by it;

30.4. "Group Company" means a company which from time to time is a subsidiary or a holding company of the Company or a subsidiary of such holding company (where the terms "subsidiary" and "holding company" have the meanings attributed to them by section 736 of the Companies Act 1985);

30.5. The words "include" and "including" and "in particular" shall be construed as being by way of illustration only and shall not limit the generality of the preceding words;

30.6. "Prospective Customer" means any person with whom the Company (or any Group Company) is in negotiations or is tendering for the supply of its goods and services; and

30.7. "Restricted Area" means the United Kingdom and other geographical area in relation to which you carried out your duties for the Company or in respect of which you were responsible during (in both cases) the period of 12 months immediately preceding the termination of your employment with the Company.

31.    GOVERNING LAW

Your terms of employment with the Company are governed by English law and the parties submit to the exclusive jurisdiction of the English Courts. The Company may however enforce the Agreement in any other courts of competent jurisdiction.


IN WITNESS WHEREOF this Agreement has been executed and delivered as a deed on the date set out above.

EXECUTED AND DELIVERED AS A                 /s/Ian Burrows
DEED BY                                     ------------------------------
BOOKHAM TECHNOLOGY PLC                      IAN BURROWS
ACTING BY ITS ATTORNEY IAN BURROWS IN
THE PRESENCE OF:

Signature of witness:                       /s/Melanie Waters
                                            ------------------------------

Print name of witness:                      MELANIE WATERS
                                                          ----------------

Print address of witness:                   Bookham Technology plc

                                            Abingdon

Print Occupation of witness                 Senior Resourcing Officer


EXECUTED AND DELIVERED AS A
DEED BY: LIAM NAGLE
                                            /s/Liam Nagle
                                            ------------------------------------
IN THE PRESENCE OF:

Signature of witness:                       /s/Giorgio Anania
                                            ------------------------------------

Print name of witness:                      Giorgio Anania
                                            ------------------------------------

Print address of witness:                   22 The Chestnuts, Abingdon, OX14 3YN
                                            ------------------------------------

Print occupation of witness:                CEO
                                            ------------------------------------